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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


     CULNEV, Inc., a Nevada corporation and wholly owned subsidiary of the registrant

     CULGUAM, Inc., a Territory of Guam corporation and wholly owned subsidiary of the registrant

     CULSAMOA, Inc., a Territory of American Samoa corporation and wholly owned subsidiary of the registrant

     CULUSVI, Inc., a United States Virgin Islands corporation and wholly owned subsidiary of the registrant

     CUL (FIJI) Limited, a Fiji limited company and wholly owned subsidiary of the registrant

     CUL (N.Z.) Limited, a New Zealand corporation and wholly owned subsidiary of the registrant

     CULVAN Limited, a Vanuatu corporation and wholly owned subsidiary of the registrant

     C.U.L. (CURACAO) N.V., a Curacao, Netherlands Antilles limited liability company and wholly owned subsidiary of the registrant